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                                                                    Exhibit 99.1


News From:           [LOGO]            Stewart & Stevenson
                                       Corporate Headquarters
                                       P.O. Box 1637
                                       Houston, TX  77251-1637

                                  Client:  Stewart & Stevenson Services, Inc.

                                 Contact:  John Doster, CFO
                                           Stewart & Stevenson Services, Inc.
                                           713-868-7700

FOR IMMEDIATE RELEASE                      Ken Dennard / kdennard@easterly.com
                                           Lisa Elliott / lisae@easterly.com
                                           Easterly Investor Relations
                                           713-529-6600

           STEWART & STEVENSON SERVICES ANNOUNCES PRELIMINARY FISCAL
                      FOURTH QUARTER AND YEAR END RESULTS

HOUSTON - FEBRUARY 19, 2002 - STEWART & STEVENSON SERVICES, INC. (NASDAQ:
SSSS), a leading manufacturer, distributor, and service provider of industrial and energy related equipment; oilfield and airline ground support equipment; and medium tactical vehicles for the U.S. Army, announced today preliminary financial results for its fiscal fourth quarter and year ended January 31, 2002.

    Upon preliminary review, the Company expects a $0.06 to $0.12 loss per share for the fourth quarter from continuing and discontinued operations. For fiscal year 2001 on the same basis, earnings are expected to range from $1.44 to $1.50 per share, which includes the one-time settlements received from the U.S. Army and special charges recorded in prior quarters.

    Michael L. Grimes, President and Chief Executive Officer, stated, "While we are still in the process of reviewing our results for the quarter and undergoing our annual audit, our preliminary review

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shows that our results for the fourth quarter of 2001 will be less than anticipated. We experienced weaker sales volume with higher costs in our Power Products, Petroleum Equipment and Airline Products segments, and have recorded increased warranty and restructuring provisions during the quarter.

    "While we, along with US industry, continue to experience economic uncertainties, we believe the continued implementation of our five initiatives will benefit our shareholders long term," said Mr. Grimes. "In recognition of these continuing market realities and our desire to further execute our strategic plans, specific actions taken since the third quarter include:

    1) The addition of three new senior leaders to direct our Airline Products, Power Generation and Petroleum Equipment businesses;

    2) Personnel reductions of approximately 20 percent in Airline Products, bringing the total reductions to nearly 33 percent during the last half of the year;

    3) Personnel reductions of approximately 5 percent, or 100 positions, in Power Products;

    4)  A restructuring and personnel reduction in Petroleum Equipment and;

    5) A strategic realignment decision to sell the Petroleum Equipment Division's blowout preventer, valve and drilling riser businesses, which will be reclassified as discontinued operations in the fourth quarter."

Excluding these discontinued operations, results for the fourth quarter are expected to range between $0.05 earnings per share and $0.01 loss per share.

    "Our Company and balance sheet remain strong and we continue to be in a net cash position," added Mr. Grimes. "Going forward, we will implement additional plans to reduce costs, increase margins and further reduce inventories which should position the company to operate profitably in fiscal year 2002."

    The Company is scheduled to report actual 2001 fourth quarter and year end results on March 27, 2002 at which time additional information will be available.

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CONFERENCE CALL

    Stewart & Stevenson Services has scheduled a conference call for Wednesday, February 20, 2002 at 9:00 a.m. eastern time to review this release. Participating in the call will be Mr. Grimes and John H. Doster, Chief Financial Officer.

    To take part in the conference call, dial 303-262-2140 at least ten minutes before the call begins and request the Stewart & Stevenson Services conference call. A replay will be available approximately two hours after the live broadcast ends and will be accessible until February 27, 2002. To access the replay, dial 303-590-3000 using a pass code of 449095.

    Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting the company's website at http://www.ssss.com. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call. For more information, please contact Karen Roan at Easterly Investor Relations at
(713) 529-6600 or email karen@easterly.com.

This press release contains forward-looking statements that are based on management's current expectations, estimates, and projections. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Many factors, including those discussed more fully elsewhere in this release and in the Company's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, as well as others, could cause results to differ materially from those stated. Specific important factors that could cause actual results, performance, or achievements to differ materially from such forward-looking statements include risk of competition, risks relating to technology, risks of general economic conditions, risks relating to personnel, risks of dependence on government, inherent risks of government contracts, risks of claims and litigation, risks as to global trade matters, risks as to cost controls, risks as to acquisitions, risks as to currency fluctuations, risks as to environmental and safety matters, and risks as to distributorships, all as more specifically outlined in the Company's latest annual report on Form 10-K. In addition, such forward-looking statements could be affected by general industry and market conditions and growth rates, general domestic and international conditions including interest rates, inflation and currency exchange rates and other future factors. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

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